Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Christy M. Chanslor
Investor Relations
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Announces 2004 Holiday Sales and Reiterates EPS Guidance

Net Revenues Increase 7.3% -- Post-Holiday Sales Growth Accelerates

San Francisco, CA, January 11, 2005 -- Williams-Sonoma, Inc. (NYSE: WSM) today announced that net revenues for the eight-week holiday period ended December 26, 2004 increased 7.3% to $775.9 million versus the eight-week holiday period ended December 28, 2003 and reiterated its fourth quarter and fiscal year 2004 diluted earnings per share guidance in the range of $0.93 to $0.97 and $1.58 to $1.62, respectively. Comparable store sales for the eight-week holiday period ended December 26, 2004 were flat versus the eight-week holiday period ended December 28, 2003.

Ed Mueller, Chief Executive Officer, commented, “Holiday net revenues increased 7.3%, which was below our expectations for the holiday period. Although we believe that the concerns we communicated in our last press release regarding the volatility of sales trends and the retail environment overall were contributing factors to our lower than expected sales results, the majority of our shortfall was driven by a weaker than expected consumer response to the holiday merchandising strategies in the Pottery Barn brand. Also contributing to the shortfall was a significant year-over-year increase in pre-holiday gift card sales and a greater than expected shift in retail sales into the week after Christmas -- which is not included in our eight-week reporting period. Like many other retailers, year-over-year sales growth did accelerate in the two weeks immediately following our December 26th holiday period cut-off date.”

Mr. Mueller, continued, “Throughout the holiday period, we remained intently focused on operational execution, including well-planned markdown strategies, strong distribution and transportation management, and disciplined cost containment initiatives. Based on our success in all of these areas, and a positive initial consumer response to our early spring merchandising strategies in the Pottery Barn brand, we are pleased to announce today that, despite lowering our sales expectations for the fourth quarter, we are reiterating our fourth quarter and fiscal year 2004 diluted earnings per share guidance in the range of $0.93 to $0.97 and $1.58 to $1.62, respectively. It is important to note, however, that approximately 29% of our fourth quarter sales and 40% of our fourth quarter catalog circulation occurs in the month of January. Within that January catalog circulation, 27% is in our emerging brands, which inherently creates a higher level of uncertainty in our forecasts. Due to this uncertainty, and the fact that we are continuing to see more volatility in sales trends than we have seen in prior years, we are continuing to be cautious in our outlook and believe that our earnings for the quarter will be within our range of guidance.”

Net revenues for the eight-week holiday period ended December 26, 2004 increased 7.3% to $775.9 million, including $39.3 million of shipping fees, versus $723.2 million for the eight-week holiday period ended December 28, 2003, which included $37.6 million of shipping fees.

Retail net sales for the eight-week holiday period ended December 26, 2004 increased 6.9% to $501.1 million versus $468.9 million for the eight-week holiday period ended December 28, 2003. Comparable store sales were flat for the eight-week holiday period ended December 26, 2004 versus a 3.7% increase for the eight-week holiday period ended December 28, 2003. Comparable store sales were positive in all brands except Pottery Barn, which saw a weaker than expected consumer response to its holiday merchandising strategies.

Howard Lester, Chairman, commented, “While our overall comparable store sales results were below our expectations, we were encouraged by the retail sales momentum in the Williams-Sonoma brand in the holiday period. A positive consumer response to our holiday merchandising and gift strategies and strong execution drove these better than expected sales results in the Williams-Sonoma stores.”

Direct-to-customer net sales for the eight-week holiday period ended December 26, 2004 increased 8.7% to $235.5 million versus $216.7 million for the eight-week holiday period ended December 28, 2003. The Pottery Barn, Pottery Barn Kids, PBteen, and Williams-Sonoma brands drove the majority of this increase. Like retail, however, the overall consumer response to the holiday merchandising strategies in the Pottery Barn brand was weaker than expected in the direct-to-customer channel.

❑	FOURTH QUARTER 2004 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $1.082 billion to $1.096 billion, versus previous guidance of $1.106 billion to $1.134 billion. This represents a projected increase in net revenues in the range of 7.8% to 9.2% versus $1.004 billion in the fourth quarter of fiscal year 2003.

❑	Retail net sales are projected to be in the range of $675.0 million to $683.0 million, versus previous guidance of $682.0 million to $697.0 million. This represents a projected increase in retail net sales in the range of 8.0% to 9.3% versus $625.1 million in the fourth quarter of fiscal year 2003.

❑	Comparable store sales growth is projected to be in the range of 0.5% to 1.5%, versus previous guidance in the range of 2.0% to 4.0%. This compares to comparable store sales growth in the fourth quarter of fiscal year 2003 of 4.1%.

❑	Leased and selling square footage are both projected to increase approximately 11.0%, unchanged from previous guidance. This compares to leased and selling square footage growth in the fourth quarter of fiscal year 2003 of 11.8% and 11.4%, respectively.

❑	Direct-to-customer net sales are projected to be in the range of $349.0 million to $353.0 million, versus previous guidance of $361.0 million to $371.0 million. This represents a projected increase in direct-to-customer net sales in the range of 8.3% to 9.6% versus $322.2 million in the fourth quarter of fiscal year 2003.

❑	Shipping fees are projected to be in the range of $58.0 million to $60.0 million, versus previous guidance of $63.0 million to $66.0 million. This represents a projected increase in shipping fees in the range of 1.8% to 5.3% versus $57.0 million in the fourth quarter of fiscal year 2003.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2004 is projected to be in the range of 44.4% to 44.6%, versus previous guidance in the range of 43.7% to 43.9%. Gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2003 was 44.1%. This represents a 30 to 50 basis point increase in the gross margin rate versus the prior year.

The gross margin projection for the fourth quarter of fiscal year 2004 includes projected shipping fees in the range of $58.0 million to $60.0 million and projected shipping costs in the range of $44.0 million to $46.0 million. This compares to shipping fees of $57.0 million and shipping costs of $49.5 million in the fourth quarter of fiscal year 2003. Previous fourth quarter guidance for shipping fees was in the range of $63.0 million to $66.0 million. Previous fourth quarter guidance for shipping costs was in the range of $55.0 million to $57.0 million.

•	Selling, General and Administrative Expenses (SG&A)

❑	SG&A expenses as a percentage of net revenues in the fourth quarter of fiscal year 2004 are projected to be in the range of 27.4% to 27.6%, versus previous guidance in the range of 27.1% to 27.3%. SG&A expenses as a percentage of net revenues in the fourth quarter of fiscal year 2003 were 27.5%. This represents a 10 basis point decrease in the expense rate at the low end of the guidance range and a 10 basis point increase at the high end of the guidance range versus the prior year.

•	Interest <Income> Expense - Net

❑	Interest <income> expense - net in the fourth quarter of fiscal year 2004 is projected to be in the range of interest income of $0.2 million to $0.4 million, versus previous guidance in the range of interest income of $0.1 million to interest expense of $0.1 million. This compares to interest income in the fourth quarter of fiscal year 2003 of $0.3 million.

•	Income Taxes

❑	The income tax rate in the fourth quarter of fiscal year 2004 is projected to be approximately 38.3% versus 38.5% in the fourth quarter of fiscal year 2003, unchanged from previous guidance.

•	Diluted Earnings Per Share

❑	Diluted earnings per share for the fourth quarter of fiscal year 2004 is projected to be in the range of $0.93 to $0.97 per diluted share, unchanged from previous guidance. This represents a projected increase in diluted earnings per share in the range of 9.4% to 14.1% versus $0.85 for the fourth quarter of 2003.

•	Merchandise Inventories

❑	Merchandise inventories at the end of the fourth quarter of fiscal year 2004 are projected to be in the range of $445.0 million to $465.0 million, unchanged from previous guidance. This represents a projected increase in merchandise inventories in the range of 10.1% to 15.1%, versus $404.1 million at the end of the fourth quarter of fiscal year 2003.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in the fourth quarter of fiscal year 2004 is projected to be approximately $29.0 million, unchanged from previous guidance. This compares to depreciation and amortization expense of $25.7 million in the fourth quarter of fiscal year 2003.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in the fourth quarter of fiscal year 2004 is projected to be approximately $5.5 million, unchanged from previous guidance. This compares to amortization of deferred lease incentives of $5.2 million in the fourth quarter of fiscal year 2003.

❑	FISCAL YEAR 2004 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $3.136 billion to $3.150 billion, versus previous guidance of $3.160 billion to $3.188 billion. This represents a projected increase in net revenues in the range of 13.9% to 14.4% versus $2.754 billion in fiscal year 2003.

❑	Retail net sales are projected to be in the range of $1.797 billion to $1.805 billion, versus previous guidance of $1.804 billion to $1.819 billion. This represents a projected increase in retail net sales in the range of 11.3% to 11.8% versus $1.615 billion in fiscal year 2003.

❑	Comparable store sales growth is projected to be in the range of 2.9% to 3.3%, versus previous guidance in the range of 3.5% to 4.0%. This compares to comparable store sales growth in fiscal year 2003 of 4.0%.

❑	Leased and selling square footage are both projected to increase approximately 11.0%, unchanged from previous guidance. This compares to leased and selling square footage growth in fiscal year 2003 of 11.8% and 11.4%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4 2003 Actual	Q1 and Q2 2004 Actual			Q3 2004 Actual			Q4 2004 Guidance			FY 2004 Guidance
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	237	12	<7>	242	14	<4>	252	2	0	254	28	<11> *
Pottery Barn	174	5	<3>	176	7	<2>	181	4	<2>	183	16	<7> *
Pottery Barn Kids	78	4	0	82	3	0	85	2	0	87	9	0
Hold Everything	8	0	<1>	7	0	0	7	3	<1>	9	3	<2>
West Elm	1	0	0	1	2	0	3	1	0	4	3	0
Outlets	14	0	0	14	0	0	14	1	0	15	1	0
Total	512	21	<11>	522	26	<6>	542	13	<3>	552	60	<20>

*	Fiscal year 2004 total store opening and closing numbers for Williams-Sonoma and Pottery Barn include 11 stores and 4 stores, respectively, for temporary closures due to remodeling. In Williams-Sonoma, there are also 2 additional stores in the opening numbers that were temporarily closed due to remodeling in fiscal year 2003 and reopened in the first quarter of 2004. Remodeled stores are defined as those stores temporarily closed and subsequently reopened during the year due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

❑	Direct-to-customer net sales are projected to be in the range of $1.140 billion to $1.144 billion, versus previous guidance of $1.152 billion to $1.162 billion. This represents a projected increase in direct-to-customer net sales in the range of 18.0% to 18.4% versus $966.4 million in fiscal year 2003.

❑	Catalog circulation is projected to increase approximately 12.0%, versus previous guidance of 11.0% to 13.0%. This compares to an increase of 17.4% in catalog circulation during fiscal year 2003.

❑	Shipping fees are projected to be in the range of $199.0 million to $201.0 million, versus previous guidance of $204.0 million to $207.0 million. This represents a projected increase in shipping fees in the range of 15.0% to 16.1% versus $173.1 million in fiscal year 2003.

Quarterly Net Revenues Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2004 Actual	Q2 2004 Actual	Q3 2004 Actual	Q4 2004 Guidance	FY 2004 Guidance
Net Retail Sales	$349	$381	$392	$675 - $683	$1,797 - $1,805
Net Direct-to-Customer Sales	$247	$262	$282	$349 - $353	$1,140 - $1,144
Shipping Fees	$ 45	$ 47	$ 49	$58 - $60	$199 - $201
Total Net Revenues	$641	$690	$723	$1,082 - $1,096	$3,136 - $3,150
Comparable Store Sales	6.8%	5.0%	3.1%	0.5% - 1.5%	2.9% - 3.3%

•	Gross Margin

❑	Gross margin as a percentage of net revenues in fiscal year 2004 is projected to be in the range of 40.4% to 40.5%, versus previous guidance of 40.2% to 40.3%. Gross margin as a percentage of net revenues in fiscal year 2003 was 40.3%. This represents a 10 to 20 basis point increase in the gross margin rate versus the prior year.

The gross margin projection for fiscal year 2004 includes projected shipping fees in the range of $199.0 million to $201.0 million and projected shipping costs in the range of $161.0 million to $163.0 million. This compares to shipping fees of $173.1 million and shipping costs of $143.2 million in fiscal year 2003. Previous fiscal year guidance for shipping fees was in the range of $204.0 million to $207.0 million. Previous fiscal year guidance for shipping costs was in the range of $172.0 million to $174.0 million.

•	Selling, General and Administrative Expenses (SG&A)

❑	SG&A expenses as a percentage of net revenues in fiscal year 2004 are projected to be in the range of 30.5% to 30.6% of fiscal year 2004 net revenues, versus previous guidance of 30.4% to 30.5%. SG&A expenses as a percentage of net revenues in fiscal year 2003 were 31.1%. This represents a projected decrease in the expense rate of 50 to 60 basis points versus the prior year.

•	Interest <Income> Expense - Net

❑	Interest <income> expense - net for fiscal year 2004 is projected to be interest expense in the range of $0.0 million to $0.2 million, versus previous guidance of interest expense in the range of $0.2 million to $0.4 million. This compares to interest income in fiscal year 2003 of $0.9 million.

•	Income Taxes

❑	The income tax rate for fiscal year 2004 is projected to be approximately 38.3% versus 38.5% in fiscal year 2003, unchanged from previous guidance.

•	Diluted Earnings Per Share

❑	Diluted earnings per share for fiscal year 2004 is projected to be in the range of $1.58 to $1.62 per share, unchanged from previous guidance. This represents a projected increase in diluted earnings per share in the range of 19.7% to 22.7% versus $1.32 in fiscal year 2003. Quarterly diluted earnings per share projections are shown in the table below.

Quarterly Diluted Earnings Per Share Projections

Quarter	Fiscal 2004 Actual/ Guidance	Fiscal 2003 Actual	Year-Over-Year % Increase
1st Quarter	$0.18 (Actual)	$0.11	63.6%
2nd Quarter	$0.23 (Actual)	$0.15	53.3%
3rd Quarter	$0.24 (Actual)	$0.20	20.0%
4th Quarter	$0.93 to $0.97 (Guidance)	$0.85	9.4% to 14.1%
Fiscal Year	$1.58 to $1.62 (Guidance)	$1.32	19.7% to 22.7%

•	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2004 are projected to be in the range of $445.0 million to $465.0 million, unchanged from previous guidance. This represents a projected increase in the range of 10.1% to 15.1%, versus $404.1 million at the end of fiscal year 2003.

•	Capital Spending

❑	Fiscal year 2004 capital spending is projected to be approximately $190.0 million versus previous guidance in the range of $180.0 million to $190.0 million. This compares to capital spending of $212.0 million in fiscal year 2003.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in fiscal year 2004 is projected to be in the range of $110.0 million to $111.0 million, unchanged from previous guidance. This compares to depreciation and amortization expense of $99.5 million in fiscal year 2003.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in fiscal year 2004 is projected to be approximately $22.0 million, unchanged from previous guidance. This compares to amortization of deferred lease incentives of $19.5 million in fiscal year 2003.

❑	OUTLOOK FOR FISCAL YEAR 2005

Regarding fiscal year 2005, Mr. Mueller commented, “As we look forward to next year, we continue to be encouraged by the opportunities that lie ahead for both our core and emerging brands. In our retail channel, we are expecting a high-single digit increase in retail leased square footage. In our direct-to-customer channel, we are expecting strong growth in all of our emerging brands, including PBteen, West Elm, Hold Everything, and our newest catalog, Williams-Sonoma Home. Additionally, we will be continuing to invest in increased catalog circulation, electronic direct marketing, and online marketing in all of our brands. Although we are optimistic about our ability to execute against these plans in 2005, we are cognizant of the external factors that have the potential to negatively affect our results. Accordingly, our preliminary projections for fiscal 2005 assume a low double-digit to mid-teen percentage increase in net revenues and a mid-teen to high-teen percentage increase in diluted earnings per share. This projected increase in diluted earnings per share does not give effect to the impact from the implementation of accounting for share-based payments (Statement of Financial Accounting Standards No. 123R) which we expect to implement in the third quarter of fiscal year 2005.”

Mr. Mueller, continued, “We will provide updated and more in-depth guidance for fiscal year 2005 when we have more visibility to post-holiday sales trends and have finalized our 2005 business plans. Due to timing of the growth and infrastructure initiatives that we put into place in the third and fourth quarters of 2004 and the additional initiatives that we will be investing in during the first half of 2005, we believe that our fiscal year 2005 earnings growth (before the impact from the implementation of SFAS 123R) will be weighted toward the back half of the year.”

❑	STOCK REPURCHASE PROGRAM

In May 2004, the Board of Directors authorized a stock repurchase program to acquire up to 2,500,000 shares of our outstanding common stock in the open market. During the second quarter of fiscal year 2004, we repurchased and retired 255,500 shares of our common stock under the program at a weighted average cost of $30.98 per share. During November and December of fiscal year 2004, we repurchased and retired an additional 1,344,500 shares of our common stock under the program at a weighted average cost of $36.49 per share. At December 26, 2004, the remaining authorized number of shares eligible for repurchase was 900,000 shares. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The stock repurchase program may be limited or terminated at any time without prior notice.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements related to opportunities in our core and emerging brands, planned catalog circulation, statements related to the stock repurchase program, and all statements relating to the guidance regarding our projected fourth quarter of fiscal year 2004 and fiscal year 2004 revenues, comparable store sales, leased and selling square footage, expenses, margins, tax rates, earnings, inventory positions, capital spending, depreciation and amortization, earnings per share and other financial and operating results and metrics, and all statements relating to our outlook for 2005.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; the effect of the recent natural disaster in Asia; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties contained in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended February 1, 2004 and all quarterly reports on Form 10-Q for the following fiscal quarters. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, Hold Everything, West Elm and Williams-Sonoma Home – are marketed through 555 stores, eight mail order catalogs and six e-commerce websites.